EXHIBIT 99.1




June 17, 2004



Dear Stockholder,

Over the last two months Unitrend has exhibited at the RetailVision Spring 2004 trade show, signed with computer component retailers, completed a high volume production tool and filed the 10-QSB for the first quarter of 2004. The Board of Directors has also authorized the Company to commence the exploratory work of listing on a public stock exchange.

We consider the RetailVision Spring 2004 trade show a success. We made many contacts with computer industry manufacturers and distributors. Positive results of this show include agreements signed with TigerDirect.com, Zones, Inc., Micro Center, Inc. and Advanced Computer Products, Inc. (ACP).

TigerDirect.com was established to serve the needs of computer users and today they are one of the industry's top computer and computer product retailers. They carry the world's largest selection of computer components, making them the reseller of choice for the "Build-It-Yourselfer." Zones, Inc. and its affiliates are single-source, multi-vendor direct marketing resellers of name-brand information technology products to the small to medium sized business market, enterprise and public sector accounts. Zones offers over 150,000 products from more than 2,000 vendors, and sells these products through outbound and inbound call center account executives, specialty print and e-catalogs, and the Internet. Micro Center offers a huge selection of competitively priced, high-quality products, and a wealth of information to help customers make thoughtful buying decisions. Micro Center has twenty nationwide retail stores along with an online retail site. Each Micro Center location carries more than 700 product categories and sub-categories - nearly 36,000 products in stores of up to 62,000 square feet. ACP is a west coast based computer component retailer that has been in business for 26 years. They are a worldwide wholesale distributor of new and used computers, computer parts, and peripherals.

Although the Cablety was our main focus at the RetailVision trade show, response to the Stable power supply and the VersaCase was overwhelming. Unitrend will work towards procuring newly revised functional prototypes of these two products for an upcoming September trade show.

In June, Unitrend completed two new production tools for the Cablety with new industrial/military "Safety Wire" capabilities molded into it. Each tool is a four-cavity mold and together are capable of producing 35,000 kits per week. Molding, assembly and distribution of the Cablety components will be performed by a local outside vendor.

This month, the Board of Directors authorized the Company to commence the exploratory work of listing on a public stock exchange. To move further along in this process it is necessary for the Company to retain an outside accounting firm to conduct audits of the Company's financials for the past three years and restate all financial filings for this time period. Unitrend will also obtain patent valuations by an independent firm specializing in the valuation of intellectual property. The VersaCase patent is the only one of our patents that we have had independently valued. In 1999 our VersaCase patent was valued at $9,478,000. Generally accepted accounting principles do not allow the inclusion of these figures on financial statements, but some stock exchanges allow patent values to be included when calculating the net tangible assets of a company for listing purposes.

As always, we encourage you to visit our website at www.unitrend.com. Our website is still the best insight into the Company and its products with up-to-date news releases and filings with the United States Securities and Exchange Commission. We urge you to visit the website often to find out the latest Company news.

In closing, I want to thank you for your continued support of Unitrend.


Sincerely,

/s/ Conrad Jelinger

Conrad Jelinger
Chief Executive Officer